UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2011 (February 28, 2011)
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
SIGNATURE

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b) On February 28, 2011, Patricia L. Allen resigned as Vice President, Finance and Treasurer of Alnylam Pharmaceuticals, Inc. (the “Company”). The Company currently expects that Ms. Allen will remain available to assist in a reasonable transition of responsibilities to her successor and will consult for the Company for one year.
(c) Effective February 28, 2011, the Company appointed Michael P. Mason as Vice President, Finance and Treasurer and as the Company’s Principal Financial and Accounting Officer. From December 2005 to February 27, 2011, Mr. Mason, age 36, served as the Company’s Corporate Controller and from August 2009 to February 27, 2011, as the Company’s Senior Director of Finance. From June 2006 to July 2009, Mr. Mason served as the Company’s Director of Finance. Prior to joining the Company, Mr. Mason served from May 2000 to November 2005 in several finance and commercial roles at Praecis Pharmaceuticals Incorporated, a public biotechnology company, most recently as Corporate Controller. Prior to Praecis, Mr. Mason worked in the Audit Practice at KPMG LLP, a national audit, tax and advisory services firm. Mr. Mason holds an MBA and is a Certified Public Accountant.
In connection with his appointment as the Company’s Vice President, Finance and Treasurer, the Company granted Mr. Mason a stock option award to purchase 25,000 shares of common stock of the Company, at an exercise price of $10.98 per share, under its Amended and Restated 2004 Stock Incentive Plan. The stock option has a ten-year term and vests as to 25% of the shares on the first anniversary of the grant date and as to the remaining shares ratably at the end of each three-month period thereafter over the following three years.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: March 3, 2011	By:	/s/ Barry E. Greene
Barry E. Greene
President and Chief Operating Officer